EXHIBIT 99.1

Alta Mesa Announces Fourth Quarter & Full Year 2012 Financial Results and Operational Update

HOUSTON, March 26, 2013 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the fourth quarter and full-year of 2012 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 11 a.m. Central time (877-317-6789, ID #10026105).

Financial and operational highlights of note for 2012 include the following:

  Adjusted EBITDAX totaled $193 million
  Production totaled 36.2 Bcfe, or 99.0 MMcfe/d
  Oil and liquids production totaled 2.4 million barrels, up 34% from 2011
  Realized gains on hedges totaled $37.2 million for 2012 (equivalent of $1.03/Mcfe)

Production

Alta Mesa's oil and natural gas liquids production was up 34% in 2012 compared to full year 2011 production. This accounted for $59 million in additional revenue for the year. Production volumes for the fourth quarter of 2012 totaled 8.5 billion cubic feet of gas equivalent ("Bcfe"), or an average of 93.0 million cubic feet of natural gas equivalent per day ("MMcfe/d"), compared to 10.1 Bcfe or 110 MMcfe/d for the fourth quarter of 2011. Production volumes for full-year 2012 totaled 36.2 Bcfe, or an average of 99.0 MMcfe/d, compared to 41.7 Bcfe or 114 MMcfe/d for full-year 2011. Alta Mesa has developed its oil and liquids rich assets to increase the oil and natural gas liquids portion of its production from 24% in December 2010, to 31% in December 2011 and 45% in December 2012. Depending on various exploitation, early stage development and exploration results, the production mix is expected to be approximately 50% in 2013.

"Production month" volume for the fourth quarter of 2012, which does not include prior period adjustments, was 92.0 MMcfe/d, which was within the previously provided production guidance for Q4-2012 of 92 to 96 MMcfe/d. Production month volume for the first quarter of 2013 is expected to range between 86 and 90 MMcfe/d. (See note below related to "production month" and "accounting month" production).

Realized Revenue & Hedging

Oil and gas revenues for the fourth quarter of 2012 totaled $83.1 million, compared to oil and gas revenues of $86.9 million for the fourth quarter of 2011. Oil and gas revenues for full-year 2012 totaled $332.2 million, up slightly compared to oil and gas revenues of $323.9 million for full-year 2011. Realized prices for oil (including hedging gains and losses) were up 1% (down 1% before hedges), while natural gas prices (including hedging gains and losses) were down 6% (down 31% before hedges). Natural gas production was 29% lower in 2012 than 2011, while oil production was up by 34%. In order to protect the Company's future revenue streams and to maximize current year cash flow, Alta Mesa hedges natural gas and crude oil as far as five years into the future. Realized gains of the Company's hedge portfolio were $5.0 million for the fourth quarter of 2012, and $37.2 million for full-year 2012, compared to $21.5 million for full-year 2011. As of December 31, 2012, the Company had hedged approximately 81% of its forecasted Proved Developed Producing production through 2017 at average annual floor prices ranging from $4.72 per Mcf to $5.91 per Mcf, and $90.00 per barrel to $108.08 per barrel.

Lease Operating Expenses

Total lease operating expenses, inclusive of production taxes, ad valorem taxes and workover expenses, for the fourth quarter of 2012 were $26.9 million compared to $25.5 million for the fourth quarter of 2011. Total lease operating expenses, inclusive of production taxes, ad valorem taxes and workover expenses, for full-year 2012 were $105.3 million compared to $93.8 million for full-year 2011. The increase in lease operating expenses between the two annual periods is due primarily to an increase in the number of wells operated by the Company and higher oil production, which generally has higher lease operating expenses than equivalent amounts of gas. Additionally, ad valorem taxes moved up because of higher valuations and additional properties.

General and Administrative Expenses

General and administrative expenses for the fourth quarter of 2012 were $10.0 million compared to $8.8 million for the fourth quarter of 2011. General and administrative expenses for full-year 2012 were $40.2 million compared to $33.1 million for full-year 2011. The increase in general and administrative expenses between the annual periods was primarily the result of increased payroll for additional personnel, bonus accruals and increased consulting expenditures.

Adjusted EBITDAX

Adjusted EBITDAX (a non-GAAP financial measure, defined below) for the fourth quarter of 2012 was $46.8 million, compared to $53.4 million for the fourth quarter of 2011, and just below the provided guidance for Q4-2012 of $48 to $52 million. Adjusted EBITDAX for full-year 2012 was $192.6 million, compared to $200.5 million for full-year 2011. The decrease in Adjusted EBITDAX between the two annual periods is in large part a result of lower average natural gas price realizations and lower production in addition to increased lease operating expense and general and administrative costs. Adjusted EBITDAX for the first quarter of 2013 is estimated to range between $50 and $54 million.

Net Income (Loss)

Net income (loss) for the fourth quarter of 2012 was ($50.2) million, compared to a net income of $12.4 million for the fourth quarter of 2011. Net income (loss) for full-year 2012 was ($95.9) million, compared to net income of $65.2 million for full-year 2011. The difference in net income (loss) between the two annual periods is primarily due to non-cash impairment expense, $77 million and change in unrealized losses on oil and natural gas derivative contracts, $45 million.

Operational Highlights

Eagle Ford Shale:

Alta Mesa's Eagle Ford Shale oil production and oil reserves have grown significantly. Currently, Alta Mesa has interests in over 80 producing wells with approximately 3,400 net acres in the play. The wells are principally operated by Murphy Oil, which initially started with a 120 well development program in the oil and liquids-rich window of the play in Karnes County. These plans have grown to downspace to over 200 locations due to the benefits of downspacing. Alta Mesa also has minor interests in wells where the acreage it shares with Murphy has been pooled with that of adjacent operators. As of 12-31-12 Alta Mesa had 9.3 Mmboe of proved reserves in this field, which is up from 3.5 Mmboe at the end of 2011. Of this 9.3 Mmboe, 91% is oil with 40% being classified as Proved Developed. Capital spending in this area is expected to be approximately 20% of the Company's $250 to $270 million annual drilling budget. The crude sold from this field currently receives an average $8 to $12 per barrel premium over the West Texas Intermediate index price. Net production from this core area has increased by 105% from an average daily production rate in fourth quarter 2011 of 1,340 barrels of oil equivalent ("BOE"), to an average daily production rate in the fourth quarter of 2012 of 2,750 BOE.

Oklahoma:

Alta Mesa's assets in Oklahoma are located in large oil fields with multiple pay zones at depths that range from shallower than 5,000 feet to 8,000 feet. The fields are located in Kingfisher County, in the Sooner Trend field. These are predominantly long-lived oil fields that were drilled on 80-acre spacing and later waterflooded. Alta Mesa owns working interests in five large units, the Lincoln North Unit the Lincoln SE Unit, the Hennessey Unit, the East Hennessey Unit and the Dover Unit. In the past year, Alta Mesa has deepened, re-activated or drilled 15 vertical wells to the Mississippi Lime or Hunton formations. This effort was designed to further build the Company's drilling and completions knowledge base in these formations with the goal of creating the foundation for an optimal development program for 2013 and beyond. In conjunction with this, the Company has increased the technical personnel dedicated to this core operating area. Alta Mesa initiated its horizontal drilling program targeting the Mississippi Lime formation near the end of the fourth quarter of 2012. As of 12-31-12 Alta Mesa had 8.7 Mmboe of proved reserves in this core area, which is down from 10.0 Mmboe at the end of 2011. The decrease is due to reserve revisions related to natural gas prices. Of this 8.7 Mmboe, 75% is oil with 75% being classified as Proved Developed. Capital spending in this area is expected to be approximately 20% of the Company's annual drilling budget. The capital expenditures for this area could increase relative to the results of the initial Mississippi Lime and Hunton horizontal wells. Net production from this core area has increased by 6% from an average daily production rate in fourth quarter 2011 of 950 BOE, to an average daily production rate in the fourth quarter of 2012 of 1,010 BOE.

Weeks Island:

The Weeks Island Field, located in Iberia Parish, Louisiana, contains some of Alta Mesa's largest developed oil reserves. The Company operates all of the wells in this field in which it has a working interest. Since acquiring this field in 2010, the Company has greatly enhanced field infrastructure and maintained a continuous one to two rig drilling program to exploit over 50 potential pay zones that we believe offer significant opportunities for added production and reserves. As of 12-31-12 Alta Mesa had 4.5 Mmboe of proved reserves in this field, which is up from 3.2 Mmboe at the end of 2011. Of this 4.5 Mmboe, 94% is oil with 43% being classified as Proved Developed. Capital spending in this area is expected to be approximately 22% of the Company's annual drilling budget. The Weeks Island oil sales contracts are based on the Louisiana Light Sweet crude market price index, which has been consistently higher than the West Texas Intermediate index in 2012. Net production from this core area has increased by 40% from an average daily production rate in fourth quarter 2011 of 1,720 BOE, to an average daily production rate in the fourth quarter of 2012 of 2,400 BOE.

East Texas Area:

Alta Mesa derives production from several fields in Robertson, Leon, San Jacinto, Montgomery and Polk Counties, including Hilltop, Urbana, Cold Springs, and Anne Parsons. During the past year Alta Mesa's primary effort in Polk, San Jacinto and Montgomery Counties has been to further exploit the multiple shallow oil and liquids rich gas opportunities in the normally pressured Yegua and Wilcox formations while gathering geophysical, geologic and engineering data to further define opportunities in these and other formations. In Leon and Robertson Counties, we believe formations with commercial potential in our leasehold include the Woodbine, Austin Chalk, Eagle Ford, Pettet, James Lime, Glen Rose, Buda, Knowles Lime Bossier Sand, Bossier Shale and Travis Peak. Last year the Company drilled a vertical Woodbine well in which it has 100% working interest and EnCana drilled five horizontal Woodbine/Eagle Ford (Eaglebine) wells in which the Company has interest. Alta Mesa and other area operators are defining optimal practices that may lead to profitable development of the Eaglebine in the area; consequently, the Company is currently not allocating significant capital resources to Eagle Ford and/or Woodbine in 2013. The Company did not invest significant capital to develop dry gas reserves and resources in the Deep Bossier in 2012 and the majority of Alta Mesa's acreage in Leon and Robertson Counties is being held by production. As of 12-31-12 Alta Mesa had 43 Bcfe of proved reserves in this field, which is down from 68 Bcfe at the end of 2011. The decrease is due to price related reserve revisions. Of this 43 Bcfe, 58% is gas with 84% being classified as Proved Developed. Capital spending in East Texas is expected to be approximately 10% of the Company's annual drilling budget. The average daily production rate in fourth quarter 2011 was 60.4 MMcfe compared to an average daily production rate in the fourth quarter of 2012 of 33.7 MMcfe.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 11:00 a.m., Central time, on Tuesday, March 26, 2013. If you wish to participate in this conference call, dial 877-317-6789 (toll free in US/Canada) or 412-317-6789 (for International calls), five to ten minutes before the scheduled start time and reference Conference ID # 10026105. A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-344-7529 (toll free in US/Canada) or 412-317-0088 (International calls), and referencing Conference ID # 10026105.

Alta Mesa Holdings, LP is a privately held company engaged in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner.  We seek to maintain a portfolio of lower risk properties in plays where we identify a large inventory of drilling, development, and enhanced recovery and exploitation opportunities in known resources. We maximize the profitability of our assets by focusing on advanced engineering analytics, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this report.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited)

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
REVENUES
Natural gas	$99,251	$149,580	$125,866
Oil	220,638	161,726	75,827
Natural gas liquids	12,277	12,605	6,844
Sale of oil and natural gas prospects	2,005	467	666
Other revenues	2,562	1,660	809
	336,733	326,038	210,012
Unrealized gain (loss) — oil and natural gas derivative contracts	(17,434)	28,169	10,088
TOTAL REVENUES	319,299	354,207	220,100

EXPENSES
Lease and plant operating expense	69,047	62,637	41,905
Production and ad valorem taxes	23,485	19,357	11,141
Workover expense	12,740	11,777	7,409
Exploration expense	21,912	15,785	31,037
Depreciation, depletion, and amortization expense	109,252	94,251	59,090
Impairment expense	96,227	18,735	8,399
Accretion expense	1,813	1,812	1,370
General and administrative expense	40,222	33,087	20,135
(Gain) on sale of assets	—	—	(1,766)
TOTAL EXPENSES	374,698	257,441	178,720

INCOME (LOSS) FROM OPERATIONS	(55,399)	96,766	41,380

OTHER INCOME (EXPENSE)
Interest expense	(41,932)	(32,722)	(27,172)
Interest income	99	78	23
Litigation settlement	1,250	—	—
Gain on contract settlement	—	1,285	—
TOTAL OTHER INCOME (EXPENSE)	(40,583)	(31,359)	(27,149)

INCOME (LOSS) BEFORE STATE INCOME TAXES	(95,982)	65,407	14,231
BENEFIT FROM (PROVISION FOR) STATE INCOME TAXES	107	(228)	(2)
NET INCOME (LOSS)	$(95,875)	$65,179	$14,229

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(unaudited)

	December 31,
	2012	2011
	(dollars in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,786	$2,630
Restricted cash	2,305	—
Accounts receivable, net	40,715	40,807
Other receivables	4,415	2,806
Prepaid expenses and other current assets	4,501	5,394
Derivative financial instruments	21,360	28,582
TOTAL CURRENT ASSETS	79,082	80,219

PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	639,466	572,816
Other property and equipment, net	16,031	16,351
TOTAL PROPERTY AND EQUIPMENT, net	655,497	589,167

OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	13,685	12,802
Derivative financial instruments	14,066	24,244
Advances to operators	9,416	3,625
Deposits and other assets	1,686	1,026
TOTAL OTHER ASSETS	47,853	50,697

TOTAL ASSETS	$782,432	$720,083

LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$112,684	$70,295
Current portion, asset retirement obligations	64	3,030
Derivative financial instruments	91	1,300
TOTAL CURRENT LIABILITIES	112,839	74,625

LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	48,529	43,066
Long-term debt	601,858	487,036
Notes payable to founder	22,123	20,911
Derivative financial instruments	—	57
Other long-term liabilities	3,451	4,716
TOTAL LONG-TERM LIABILITIES	675,961	555,786
TOTAL LIABILITIES	788,800	630,411
COMMITMENTS AND CONTINGENCIES (NOTE 11)
PARTNERS' CAPITAL (DEFICIT)	(6,368)	89,672
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$782,432	$720,083

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Year Ended December 31,
	2012	2011	2010
	(dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(95,875)	$65,179	$14,229
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization expense	109,252	94,251	59,090
Impairment expense	96,227	18,735	8,399
Accretion expense	1,813	1,812	1,370
(Gain) on sale of assets	—	—	(1,766)
Dry hole expense	8,454	6,064	15,834
Expired leases	—	96	—
Amortization of loan costs	2,424	2,813	4,240
Amortization of debt discount	322	260	65
Unrealized (gain) loss on derivatives	16,134	(32,256)	(10,974)
(Gain) on contract settlement	—	(1,285)	—
Interest converted into debt	1,212	1,202	1,379
Settlement of asset retirement obligation	(2,453)	(1,823)	(453)
Deferred state tax provision	—	228	—
Changes in operating assets and liabilities:
Restricted cash	(2,305)	—	—
Accounts receivable	92	(2,726)	(9,255)
Other receivables	(1,609)	3,532	(4,612)
Prepaid expenses and other non-current assets	(5,558)	(4,478)	(3,305)
Accounts payable, accrued liabilities and other long-term liabilities	19,063	(949)	(13,056)
NET CASH PROVIDED BY OPERATING ACTIVITIES	147,193	150,655	61,185
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures for property and equipment	(224,719)	(193,770)	(110,083)
Acquisitions	(30,346)	(72,363)	(101,359)
Proceeds from sale of assets	—	—	3,030
NET CASH USED IN INVESTING ACTIVITIES	(255,065)	(266,133)	(208,412)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	270,000	130,500	584,421
Repayments of long-term debt	(155,500)	(15,000)	(420,056)
Additions to deferred financing costs	(3,307)	(2,063)	(16,341)
Capital contributions	—	—	50,000
Capital distributions	(165)	(165)	(50,235)
NET CASH PROVIDED BY FINANCING ACTIVITIES	111,028	113,272	147,789
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	3,156	(2,206)	562
CASH AND CASH EQUIVALENTS, beginning of year	2,630	4,836	4,274
CASH AND CASH EQUIVALENTS, end of year	$5,786	$2,630	$4,836
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year for interest	$36,853	$32,069	$21,537
Cash paid during the year for taxes	$ 124	$ —	$ —
Change in asset retirement obligations	$1,661	$587	$609
Asset retirement obligations assumed, purchased properties	$1,476	$2,807	$30,920

Change in accruals or liabilities for capital expenditures	$22,061	$(17,478)	$36,025

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q4-2012	2012
Natural Gas (per Mcf)	$4.46	$4.56
Oil (per Bbl)	100.11	103.18
Natural Gas Liquids (per Bbl)	41.42	45.03
Combined realized (per Mcfe)	9.74	9.17

Unhedged – Average Prices	Q4-2012	2012
Natural Gas (per Mcf)	$3.33	$2.80
Oil (per Bbl)	100.45	103.72
Combined (per Mcfe)	9.15	8.14

*Production Volumes: Production Month versus Accounting Month

Alta Mesa provides quarterly "production month" volume guidance based on the anticipated forthcoming production and then reports the actual "production month" volumes in its quarterly earnings press release so that the market can note how Alta Mesa performed relative to its stated guidance. The volume amounts reported in the Company's quarterly reports on Form 10-Q filed with the Securities and Exchange Commission show the "accounting month" volumes which incorporate prior period adjustments. These amounts generally differ slightly from the "production month" volumes reported in the press release.

The "accounting month" production volumes for the fourth quarter of 2012 totaled 8.5 Bcfe, or an average of 93 MMcfe/d, and the "production month" production volumes for the fourth quarter of 2012 totaled 8.4 Bcfe, or an average of 92 MMcfe/d.

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense, unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDAX for the periods indicated:

	Twelve Months Ended		Three Months Ended
	Dec 31,		Dec 31,
	2012	2011	2012	2011
Net Income (loss)	$(95,875)	$65,179	$(50,240)	$12,393
Adjustments to net income:
Provision (benefit) for income taxes	(107)	228	(107)	78
Interest expense	41,932	32,722	12,423	9,620
Unrealized (gain)/loss - oil & gas hedges	17,434	(28,169)	(2,511)	(2,875)
Exploration expense	21,912	15,785	8,369	3,475
Depreciation, depletion and amortization	109,252	94,251	33,091	28,064
Impairment expense	96,227	18,735	45,293	2,237
Accretion expense	1,813	1,812	474	382
Adjusted EBITDAX	$192,588	$200,543	$46,792	$53,374
CONTACT: Lance L. Weaver
         (281) 943-5597
         lweaver@altamesa.net